Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS FIRST QUARTER 2024 RESULTS

•Originations of $3.9 Billion
•Net Revenue of $231.8 Million
•Net Income Attributable to Guild of $28.5 Million
•Adjusted Net Income of $8.0 Million
•Return on Equity of 9.5% and Adjusted Return on Equity of 2.7%
•Gain on Sale Margin on Originations of 364 bps
•91% of Originations were Purchase Originations in the First Quarter
•Acquired Academy Mortgage Corporation, a Utah-based lender with 600+ Originators
•Special Dividend of $0.50 per Share Declared by Board of Directors

SAN DIEGO, California – May 9, 2024 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the first quarter ended March 31, 2024.

“I am pleased to report that our first quarter results demonstrate the continued success and disciplined execution of our strategy with growth in originations, market share gains, and the addition of more than 600 licensed loan originators,” stated Terry Schmidt, Guild Chief Executive Officer. “These results come against the backdrop of a persistent period of elevated interest rates and tight housing inventory, and they reflect our consistent ability to outperform the broader market by committing to our core mission to deliver the promise of home to homebuyers through our leading product set, proprietary end-to-end technology stack, and local, relationship-based approach.”

Ms. Schmidt continued, “During the quarter, we completed the acquisition of Academy Mortgage. As is typical with an acquisition, there is an impact as it ramps, but we are pleased to report the acquired Academy branches are now operating on the Guild platform and will begin to deliver origination volume in the coming quarters. Our balanced business model, with both our originations and servicing businesses, positions us for earnings stability in this uncertain rate environment and persistent period of limited home inventories. With our strong balance sheet position, we are executing judiciously across all our capital priorities including investing in our organic growth, selectively pursuing accretive acquisitions, and enhancing technology and servicing capabilities, while also returning capital to stockholders. We firmly believe that Guild is well-positioned to navigate the current landscape and capitalize on opportunities to grow market share and innovate new ways to make the promise of homeownership more attainable for our clients.”

First Quarter 2024 Highlights	Total originations of $3.9 billion compared to $3.6 billion in the prior quarter
Originated 91% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association industry estimate of 77%
Net revenue of $231.8 million compared to $57.2 million in the prior quarter
Net income attributable to Guild of $28.5 million compared to net loss of $93.0 million in the prior quarter
Servicing portfolio unpaid principal balance of $86.3 billion as of March 31, 2024, up 2% compared to $85.0 billion as of December 31, 2023
Adjusted net income and adjusted EBITDA totaled $8.0 million and $16.0 million, respectively, compared to $12.5 million and $13.2 million, respectively, in the prior quarter
Return on equity of 9.5% and adjusted return on equity of 2.7%, compared to (30.2%) and 4.1%, respectively, in the prior quarter

Other Highlights Subsequent to Quarter End
On May 8, 2024, the Company's Board of Directors declared a special cash dividend of $0.50 per share on the Company’s Class A common stock and Class B common stock, payable on June 6, 2024, to stockholders of record at the close of business on May 20, 2024.

First Quarter Summary
Please refer to “Key Performance Indicators” and “GAAP to Non-GAAP Reconciliations” elsewhere in this release for a description of the key performance indicators and definitions of the non-GAAP measures and reconciliations to the nearest comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

($ amounts in millions, except per share amounts)	1Q'24	4Q'23	%∆	YTD'24	YTD'23	%∆
Total originations	$3,852.5	$3,624.3	6%	$3,852.5	$2,743.1	40%
Gain on sale margin on originations (bps)	364	330	10%	364	343	6%
Gain on sale margin on pull-through adjusted locked volume (bps)	290	347	(16)%	290	284	2%
UPB of servicing portfolio (period end)	$86,319.1	$85,033.9	2%	$86,319.1	$79,916.6	8%
Net revenue	$231.8	$57.2	305%	$231.8	$103.9	123%
Total expenses	$193.2	$176.5	9%	$193.2	$154.7	25%
Net income (loss) attributable to Guild	$28.5	($93.0)	131%	$28.5	($37.2)	177%
Return on equity	9.5%	(30.2%)	131%	9.5%	(12.1%)	179%
Adjusted net income (loss)	$8.0	$12.5	(36)%	$8.0	($2.5)	426%
Adjusted EBITDA	$16.0	$13.2	21%	$16.0	$1.1	1297%
Adjusted return on equity	2.7%	4.1%	(34)%	2.7%	(0.8)%	437%
Earnings (loss) per share	$0.47	($1.52)	131%	$0.47	($0.61)	177%
Diluted earnings (loss) per share	$0.46	($1.52)	130%	$0.46	($0.61)	175%
Adjusted earnings (loss) per share	$0.13	$0.21	(38)%	$0.13	($0.04)	425%
Adjusted diluted earnings (loss) per share	$0.13	$0.20	(35)%	$0.13	($0.04)	425%
Origination Segment Results
Origination segment net loss was $24.2 million in the first quarter compared to net loss of $26.8 million in the prior quarter primarily driven by higher origination volumes, but reflecting the impact of low housing supply and purchase seasonality, coupled with prolonged higher interest rates. Gain on sale margins on originations increased 34 bps quarter-over-quarter to 364 bps. Gain on sale margins on pull-through adjusted locked volume decreased 57 bps quarter-over-quarter to 290 bps and total pull-through adjusted locked volume was $4.6 billion compared to $3.3 billion in the prior quarter.

($ amounts in millions)	1Q'24	4Q'23	%∆	YTD'24	YTD'23	%∆
Total originations	$3,852.5	$3,624.3	6%	$3,852.5	$2,743.1	40%
Total origination units (000’s)	12	12	—%	12	9	33%
Net revenue	$137.9	$119.2	16%	$137.9	$93.6	47%
Total expenses	$162.1	$146.0	11%	$162.1	$126.3	28%
Net loss allocated to origination	($24.2)	($26.8)	10%	($24.2)	($32.8)	26%

Servicing Segment Results
Servicing segment net income was $83.9 million in the first quarter compared to net loss of $72.1 million in the prior quarter. The Company retained mortgage servicing rights (“MSRs”) for 72% of total loans sold in the first quarter of 2024.

In the first quarter of 2024, valuation adjustments with respect to the Company’s MSRs totaled a gain of $20.8 million, compared to a loss of $134.7 million in the prior quarter. Guild’s purchase recapture rate was 25% in the first quarter of 2024, which aligns with the Company’s focus on customer service and its synergistic business model.

($ amounts in millions)	1Q'24	4Q'23	%∆	YTD'24	YTD'23	%∆
UPB of servicing portfolio (period end)	$86,319.1	$85,033.9	2%	$86,319.1	$79,916.6	8%
# Loans serviced (000’s) (period end)	349	345	1%	349	328	6%
Loan servicing and other fees	$65.8	$63.9	3%	$65.8	$60.1	10%
Valuation adjustment of MSRs	$20.8	($134.7)	115%	$20.8	($54.9)	138%
Net revenue	$97.4	($59.2)	265%	$97.4	$13.1	647%
Total expenses	$13.5	$12.9	5%	$13.5	$13.4	1%
Net income (loss) allocated to servicing	$83.9	($72.1)	216%	$83.9	($0.3)	NM
Share Repurchase Program
During the three months ended March 31, 2024, the Company repurchased and subsequently retired 17,747 shares of Guild's Class A common stock at an average purchase price of $14.16 per share. As of March 31, 2024, $10.9 million remains available for repurchase under the Company’s share repurchase program. On March 7, 2024, the Company’s Board of Directors extended the share repurchase program to May 5, 2025.

Balance Sheet and Liquidity Highlights
The Company’s cash and cash equivalents position was $95.1 million as of March 31, 2024. The Company’s unutilized loan funding capacity was $540.2 million based on total facility size, while the unutilized MSR lines of credit was $300.0 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 1.6x, defined as total secured debt including funding divided by tangible stockholders’ equity.

(in millions, except per share amounts)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$95.1	$120.3
Mortgage servicing rights, at fair value	$1,216.5	$1,161.4
Warehouse lines of credit, net	$1,058.0	$833.8
Notes payable	$185.0	$148.8
Total stockholders’ equity	$1,214.2	$1,183.5

Tangible net book value per share(1)	$16.05	$15.90
_________________
(1)See “GAAP to Non-GAAP Reconciliation” for a description of this non-GAAP measure and reconciliation to the nearest comparable financial measures calculated and presented in accordance with GAAP.

Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, May 9, 2024 at 5 p.m. Eastern Time to discuss the Company’s results for the first quarter ended March 31, 2024.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register. The conference call can also be accessed by the following dial-in information:

•1-877-407-0789 (Domestic)
•1-201-689-8562 (International)

A replay of the call will be available on the Company's website at https://ir.guildmortgage.com/ approximately two hours after the live call through May 23, 2024. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13745355.
About Guild Holdings Company
Founded in 1960 when the modern U.S. mortgage industry was just forming, Guild Holdings Company is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild’s collaborative culture and commitment to diversity and inclusion enable it to deliver a personalized experience for each customer. With more than 5,200 employees and over 500 retail branches as of March 31, 2024, Guild has relationships with credit unions, community banks, and other financial institutions, and services loans in 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. Its shares of Class A common stock trade on the New York Stock Exchange under the symbol GHLD.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247

Forward-Looking Statements
This press release and a related presentation by management of Guild Holdings Company (the “Company”) contains forward-looking statements, including statements about the Company’s growth strategies, the Company’s future revenue, operating performance or capital position, ongoing pursuit of M&A opportunities, expectations for benefits from recent acquisitions, such as increased market share and origination volume, expectations regarding home sales and mortgage activity, the impact of future interest rate environments and any other statements that are not historical facts. These forward-looking statements reflect our current expectations and judgments about future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Important factors that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in macroeconomic and U.S. residential real estate market conditions; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; we depend on our loan funding facilities to fund mortgage loans and otherwise operate our business; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; any failure to adapt to and implement technological changes; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any non-compliance with the complex laws and regulations governing our mortgage loan origination and servicing activities; material changes to the laws, regulations or practices applicable to reverse mortgage programs; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s Annual Report on Form 10-K for the year ended December 31, 2023 as well as other documents Guild files from time to time with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release or any related presentation by Company management.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Adjusted net income. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted net income, a non-GAAP measure. We define adjusted net income as earnings or loss attributable to Guild excluding (i) the change in the fair value measurements related to our MSRs due to changes in model inputs and assumptions, (ii) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions, (iii) amortization of acquired intangible assets and (iv) stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted net income is also adjusted by applying an estimated effective tax rate to these adjustments. We exclude the change in the fair value of MSRs due to changes in model inputs and assumptions from adjusted net income and adjusted EBITDA below because we believe this non-cash, non-realized adjustment to net revenues is not indicative of our operating performance or results of operations but rather reflects changes in model inputs and assumptions (e.g., prepayment speed, discount rate and cost to service assumptions) that impact the carrying value of our MSRs from period to period.

Adjusted earnings per share—Basic and Diluted. Earnings per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted earnings per share, a non-GAAP measure. We define adjusted earnings per share as our adjusted net income divided by the basic and diluted weighted average shares outstanding of our Class A and Class B common stock. Diluted weighted average shares outstanding is adjusted include potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive due to the net loss, when applicable.

Adjusted EBITDA. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted EBITDA, a non-GAAP measure. We define adjusted EBITDA as earnings before (i) interest expense on non-funding debt (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), (ii) taxes, (iii) depreciation and amortization and (iv) net income attributable to the non-controlling interests and excluding (v) any change in the fair value measurements of our MSRs due to valuation assumptions, (vi) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions and (vii) stock-based compensation. We exclude these items because we believe they are not reflective of our core operations or indicative of our ongoing operations.

Adjusted return on equity. Return on equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted return on equity, a non-GAAP measure. We define adjusted return on equity as annualized adjusted net income as a percentage of average beginning and ending stockholders’ equity during the period.
Tangible net book value per share. Book value per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for tangible net book value per share. We define tangible net book value per share as total stockholders’ equity attributable to Guild, less goodwill and intangible assets, net divided by the total shares of our Class A and Class B common stock outstanding. The most directly comparable GAAP financial measure for tangible net book value per share is book value per share.
We use these non-GAAP financial measures (other than tangible net book value per share) to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value and other adjustments that are not indicative of our business’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, management uses the non-GAAP financial measure of tangible net book value per share to evaluate the adequacy of our stockholders’ equity and assess our capital position and believes tangible net book value provides useful information to investors in assessing the strength of our financial position.
For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	Mar 31, 2024	Dec 31, 2023
Assets
Cash and cash equivalents	$95,148	$120,260
Restricted cash	6,654	7,121
Mortgage loans held for sale, at fair value	1,126,159	901,227
Reverse mortgage loans held for investment, at fair value	348,076	315,912
Ginnie Mae loans subject to repurchase right	653,978	699,622
Mortgage servicing rights, at fair value	1,216,483	1,161,357
Advances, net	56,226	64,748
Property and equipment, net	14,495	13,913
Right-of-use assets	75,979	65,273
Goodwill and intangible assets, net	232,881	211,306
Other assets	129,973	115,981
Total assets	$3,956,052	$3,676,720
Liabilities and stockholders’ equity
Warehouse lines of credit, net	$1,057,957	$833,781
Home Equity Conversion Mortgage-Backed Securities (“HMBS”) related borrowings	326,804	302,183
Ginnie Mae loans subject to repurchase right	658,018	700,120
Notes payable	185,000	148,766
Accounts payable and accrued expenses	74,817	63,432
Operating lease liabilities	86,311	75,832
Deferred tax liabilities	234,146	225,021
Other liabilities	118,849	144,092
Total liabilities	2,741,902	2,493,227
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 20,769,067 and 20,786,814 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	208	208
Class B common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at March 31, 2024 and December 31, 2023	403	403
Additional paid-in capital	49,024	47,158
Retained earnings	1,163,905	1,135,387
Non-controlling interests	610	337
Total stockholders' equity	1,214,150	1,183,493
Total liabilities and stockholders’ equity	$3,956,052	$3,676,720

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Three Months Ended
(in thousands, except per share amounts)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2024	Mar 31, 2023
Revenue
Loan origination fees and gain on sale of loans, net	$134,060	$113,601	$134,060	$92,651
Gain on reverse mortgage loans held for investment and HMBS-related borrowings, net	3,230	3,172	3,230	—
Loan servicing and other fees	65,788	63,905	65,788	60,087
Valuation adjustment of mortgage servicing rights	20,778	(134,656)	20,778	(54,871)
Interest income	24,728	28,227	24,728	18,245
Interest expense	(16,541)	(17,379)	(16,541)	(12,262)
Other (expense) income, net	(261)	364	(261)	35
Net revenue	231,782	57,234	231,782	103,885
Expenses
Salaries, incentive compensation and benefits	140,067	131,201	140,067	111,120
General and administrative	29,211	23,073	29,211	20,883
Occupancy, equipment and communication	19,815	18,108	19,815	17,430
Depreciation and amortization	3,754	3,517	3,754	3,738
Provision for foreclosure losses	392	634	392	1,514
Total expenses	193,239	176,533	193,239	154,685
Income (loss) before income tax expense (benefit)	38,543	(119,299)	38,543	(50,800)
Income tax expense (benefit)	10,143	(26,178)	10,143	(13,605)
Net income (loss)	28,400	(93,121)	28,400	(37,195)
Net loss attributable to non-controlling interests	(98)	(117)	(98)	(5)
Net income (loss) attributable to Guild	$28,498	$(93,004)	$28,498	$(37,190)

Earnings (loss) per share attributable to Class A and Class B Common Stock:
Basic	$0.47	$(1.52)	$0.47	$(0.61)
Diluted	$0.46	$(1.52)	$0.46	$(0.61)
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61,109	61,049	61,109	60,900
Diluted	62,157	61,049	62,157	60,900

Key Performance Indicators

Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended		Three Months Ended
($ and units in thousands)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2024	Mar 31, 2023
Origination Data
Total originations(1)	$3,852,539	$3,624,269	$3,852,539	$2,743,130
Total originations (units)(2)	12	12	12	9
Gain on sale margin (bps)(3)	364	330	364	343
Pull-through adjusted locked volume(4)	$4,618,203	$3,275,367	$4,618,203	$3,258,998
Gain on sale margin on pull-through adjusted locked volume (bps)(5)	290	347	290	284
Purchase recapture rate(6)	25%	25%	25%	24%
Refinance recapture rate(7)	26%	19%	26%	30%
Purchase origination %	91%	93%	91%	92%
Servicing Data
UPB (period end)(8)	$86,319,074	$85,033,899	$86,319,074	$79,916,577
_________________
(1)Total originations includes retail forward and reverse, brokered, wholesale and correspondent loans.
(2)Total origination units excludes second lien mortgages originated at the same time as the first mortgage or shortly thereafter.
(3)Represents loan origination fees and gain on sale of loans, net plus gain on reverse mortgage loans held for investment and HMBS-related borrowings, net divided by total originations, excluding brokered loans, to derive basis points.
(4)Pull-through adjusted locked volume is equal to total locked volume, which excludes reverse loans, multiplied by pull-through rates of 88.0%, 86.5% and 84.0% as of March 31, 2024, December 31, 2023 and March 31, 2023, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(5)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(6)Purchase recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage with us for the purchase of a home in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of selling their home in a given period.
(7)Refinance recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage loan for the purpose of refinancing an existing mortgage with us in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of refinancing their home in the same period.
(8)Excludes reverse mortgage loans of $320.7 million and $295.7 million as of March 31, 2024 and December 31, 2023, respectively.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Earnings (Loss) Per Share to Adjusted Earnings (Loss) Per Share
(unaudited)

	Three Months Ended		Three Months Ended
(in millions, except per share amounts)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2024	Mar 31, 2023
Net income (loss) attributable to Guild	$28.5	$(93.0)	$28.5	$(37.2)
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	(32.9)	122.3	(32.9)	43.7
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	1.1	1.2	1.1	—
Amortization of acquired intangible assets	2.2	2.0	2.2	2.0
Stock-based compensation	2.1	2.2	2.1	1.8
Tax impact of adjustments(1)	7.0	(22.1)	7.0	(12.7)
Adjusted net income (loss)	$8.0	$12.5	$8.0	$(2.5)
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61.1	61.0	61.1	60.9
Diluted	62.2	61.0	62.2	60.9
Adjusted diluted(2)	62.2	61.8	62.2	60.9

Earnings (loss) per share—Basic	$0.47	$(1.52)	$0.47	$(0.61)
Earnings (loss) per share—Diluted	$0.46	$(1.52)	$0.46	$(0.61)
Adjusted earnings (loss) per share—Basic	$0.13	$0.21	$0.13	$(0.04)
Adjusted earnings (loss) per share—Diluted	$0.13	$0.20	$0.13	$(0.04)
_________________
Amounts may not foot due to rounding
(1)Calculated using the estimated effective tax rate of 25.5%, 17.3% and 26.8% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2)Adjusted diluted weighted average shares outstanding of Class A and Class B Common Stock for the three months ended December 31, 2023 includes $0.7 million potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive. There were no adjustments for the three months ended March 31, 2024 and March 31, 2023.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended		Three Months Ended
(in millions)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2024	Mar 31, 2023
Net income (loss)	$28.4	$(93.1)	$28.4	$(37.2)
Add adjustments:
Interest expense on non-funding debt	3.3	3.2	3.3	2.8
Income tax expense (benefit)	10.1	(26.2)	10.1	(13.6)
Depreciation and amortization	3.8	3.5	3.8	3.7
Change in fair value of MSRs due to model inputs and assumptions	(32.9)	122.3	(32.9)	43.7
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	1.1	1.2	1.1	—
Stock-based compensation	2.1	2.2	2.1	1.8
Adjusted EBITDA	$16.0	$13.2	$16.0	$1.1
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Amounts may not foot due to rounding
Reconciliation of Return on Equity to Adjusted Return on Equity
(unaudited)

	Three Months Ended		Three Months Ended
($ in millions)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2024	Mar 31, 2023
Income Statement Data:
Net income (loss) attributable to Guild	$28.5	$(93.0)	$28.5	$(37.2)
Adjusted net income (loss)	$8.0	$12.5	$8.0	$(2.5)

Average stockholders’ equity	$1,198.8	$1,230.2	$1,198.8	$1,231.3
Return on equity	9.5%	(30.2%)	9.5%	(12.1%)
Adjusted return on equity	2.7%	4.1%	2.7%	(0.8%)

Reconciliation of Book Value Per Share to Tangible Net Book Value Per Share
(unaudited)

(in millions, except per share amounts)	Mar 31, 2024	Dec 31, 2023
Total stockholders' equity	$1,214.2	$1,183.5
Less: non-controlling interests	0.6	0.3
Total stockholders' equity attributable to Guild	$1,213.5	$1,183.2
Adjustments:
Goodwill	(198.7)	(186.2)
Intangible assets, net	(34.2)	(25.1)
Tangible common equity	$980.7	$971.9

Ending shares of Class A and Class B common stock outstanding	61.1	61.1

Book value per share	$19.86	$19.36
Tangible net book value per share(1)	$16.05	$15.90
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Amounts may not foot due to rounding
(1)Tangible net book value per share uses the same denominator as book value per share.